Exhibit 99.1

                                              Contact:  Peter W. Keegan
                                                        Senior Vice President
                                                        (212) 521-2950

                                                        Candace Leeds
                                                        V.P. of Public Affairs
                                                        (212) 521-2416

                                                        Joshua E. Kahn
                                                        Investor Relations
                                                        (212) 521-2788

FOR IMMEDIATE RELEASE
---------------------

                         LOEWS CORPORATION REPORTS
                         -------------------------
                   NET INCOME FOR THE SECOND QUARTER OF 2003
                   -----------------------------------------

  NEW YORK, August 7, 2003-Loews Corporation (NYSE:LTR;CG) today reported consolidated net income (including both the Loews Group and Carolina Group) for the 2003 second quarter of $214.8 million, compared to $198.8 million for the second quarter of 2002.

  The following table summarizes the revenues, net income and earnings per share information:

                                                                      June 30,
                                                      -----------------------------------------
                                                         Three Months           Six Months
                                                      -----------------------------------------
(In millions)                                          2003      2002(a)      2003      2002(a)
                                                      -----------------------------------------

Consolidated:
 Revenues (b)                                          $ 4,250.3  $4,651.5  $8,199.5  $9,443.8
 Net income                                            $   214.8  $  198.8  $  404.8  $  411.6

Per Share: (c)
 Income per share of Loews common stock:
  Income from continuing operations                    $    1.02  $   0.84  $   1.89  $   2.23
  Discontinued operations-net                                                            (0.16)
  Cumulative effect of change in accounting
   principle-net                                                                         (0.21)
                                                       ----------------------------------------

Net income per share of Loews common stock             $    1.02  $   0.84  $   1.89  $   1.86
                                                       ========================================

Net income per share of Carolina Group stock           $    0.63  $   1.03  $   1.34  $   1.48
                                                       ========================================

(a) Restated to reflect an adjustment to the Company's historical accounting for CNA's investment in life settlement contracts and the related revenue recognition. The impact of this adjustment on operating results in 2002 was insignificant.
(b) Revenue includes premiums of $535.0 and $1,151.0 for the three and six months ended June 30, 2002, related to the National Postal Mail Handlers contract at CNA which was transferred on July 1, 2002.
(c) The Company has two classes of common stock, Loews common stock and Carolina Group stock, issued in February 2002.

  Consolidated net income in the second quarter of 2003 includes net investment gains of $250.7 million, compared to losses of $117.9 million in the second quarter of 2002.

  Net income attributable to Loews common stock for the second quarter of 2003 amounted to $189.8 million or $1.02 per share, compared to $157.4 million or $0.84 per share in the comparable period of the prior year. Net income in the second quarter of 2003 includes net investment gains attributable to Loews common stock of $251.0 million, compared to losses of $119.1 million in the comparable period of the prior year.

  Results for the quarter ended June 30, 2003, included $277.3 million (after tax and minority interest) of unfavorable net prior year reserve development in CNA's property and casualty segment, of which approximately 80% relates to accident year 2000 and prior. The significant unfavorable net prior year premium and loss development was recorded primarily for workers compensation, directors and officers coverages, and a recent adverse arbitration decision involving a single large property and business interruption loss that occurred in 1995. The results also included an increase in the bad debt reserves for reinsurance and insurance receivables, catastrophe losses for the Texas tornados and Midwest rain storms and decreased net investment income. These adverse items were more than offset by increased net investment gains and strong current accident year results. Results for the quarter were also impacted by lower net income from Lorillard due to an increase in sales promotion expenses and lower total sales unit volume.

  Net investment gains increased $368.6 million (after tax and minority interest) in the second quarter of 2003 as compared with the same period in 2002. This increase was due primarily to increased gains on sales of fixed maturity securities and a decrease in investment related impairment charges in the second quarter of 2003. Investment related impairment losses (after tax and minority interest) were $18.0 million for the second quarter of 2003 as compared with $169.2 million for the same period in 2002.

  Net income attributable to Carolina Group stock for the second quarter of 2003 was $25.0 million or $0.63 per Carolina Group share, compared to $41.4 million, or $1.03 per Carolina Group share in the second quarter of 2002. The Company is issuing a separate press release reporting the actual and pro forma results of the Carolina Group for the quarter and six months ended June 30, 2003 and 2002.

Six Months Ended June 30, 2003 Compared With 2002
-------------------------------------------------

  Net income for the first half of 2002 included a loss from discontinued operations at CNA of $31.0 million or $0.16 per share of Loews common stock and a charge for accounting changes of $39.6 million or $0.21 per share of Loews common stock, related to accounting for goodwill and other intangible assets at CNA.

  Consolidated income from continuing operations for the first half of 2003 was $404.8 million, compared to $482.2 million in the comparable period of the prior year. Income from continuing operations includes net investment gains of $194.1 million (after tax and minority interest), compared to a loss of $102.1 million (after tax and minority interest) in the comparable period of the prior year. The lower results reflect the unfavorable net prior year premium and loss development recorded in the second quarter of 2003 for the property and casualty segment as discussed above and the lower results from Lorillard, partially offset by the improvement in net investment gains.

  Income from continuing operations attributable to Loews common stock for the first half of 2003 amounted to $351.2 million or $1.89 per share, compared to $422.8 million or $2.23 per share in the comparable period of the prior year. Income from continuing operations includes net investment gains attributable to Loews common stock of $194.4 million, compared to losses of $103.6 million in the comparable period of the prior year.

  Net income attributable to Carolina Group stock for the first half of 2003 amounted to $53.6 million or $1.34 per Carolina Group share, compared to $59.4 million or $1.48 per share in the comparable period of the prior year.

Components of Net Income
------------------------

                                                                         June 30,
                                                        ----------------------------------------
                                                            Three Months           Six Months
                                                        ----------------------------------------
(In millions)                                             2003      2002         2003      2002
                                                        ----------------------------------------

Income (loss) before net investment gains (losses)
attributable to Loews common stock                     $ (61.2)    $ 276.5   $ 156.8   $ 526.4
Net investment gains (losses)                            251.0      (119.1)    194.4    (103.6)
                                                       ----------------------------------------
Income from continuing operations                         189.8       157.4     351.2     422.8
Discontinued operations-net (a)                                                          (31.0)
Cumulative effect of change in accounting
principle-net (b)                                                                       (39.6)
                                                        ----------------------------------------
Net income attributable to Loews common stock           $ 189.8     $ 157.4   $ 351.2   $ 352.2
                                                        ========================================

(a)  In the first quarter of 2002, CNA sold its life operations in Chile.
(b) Represents the effect of the adoption of SFAS No. 142, which was a change in accounting for goodwill and other intangible assets at CNA.

Third Quarter Reserve Reviews
-----------------------------

  Adverse trends in both asbestos, environmental pollution and mass tort claims ("APMT") and non-APMT property and casualty segments continue to impact the property and casualty insurance industry. CNA reviews its property and casualty claim and claim adjustment expense reserves ("reserves") on a regular basis, and as part of these reviews, has noted an increase in reported construction defect claims. CNA expects to complete a comprehensive reserve review of construction defect exposures in the third quarter of 2003. In addition, other volatile exposures will also be reviewed on a comprehensive basis in the third quarter.

  While CNA continues to monitor and evaluate its APMT exposures on a regular basis, the completion of a comprehensive ground up analysis of its APMT exposures, previously scheduled for the second quarter, will be completed in the third quarter of 2003. Significant resources were dedicated to the proposed national asbestos reform legislation and to support the regulatory reviews described below. As such, CNA plans to complete its more formal and comprehensive analysis in the third quarter of 2003.

  In addition, in connection with routine state regulatory exams of Continental Casualty Company ("CCC") and Continental Insurance Company ("CIC"), an independent actuarial firm is in the process of reviewing CNA's reserves as of December 31, 2001. CNA intends to have the independent actuarial firm update its review to include an assessment of its December 31,

2002 reserves using more recent data. These independent reviews are expected to be completed by December 31, 2003. CNA will consider the results of these independent actuarial reviews in the reserving process.

  While management believes that CNA's reserves as of June 30, 2003 are appropriate based on information known at this time, CNA, as a result of the third quarter reviews by CNA and the independent actuarial firm and other factors deemed relevant by CNA, may in the future determine that its recorded reserves are not sufficient and may increase its reserves by amounts that may be material, which could adversely affect CNA's business, insurer financial strength and debt ratings and the Company's results of operations and equity. Adjustments to prior year reserve estimates, if necessary, are reflected in the results of operations in the period that the need for such adjustments is determined.

                                  # # #

  At June 30, 2003, the book value per share of Loews common stock was $66.96 per Loews common share compared to $61.68 per Loews common share at December 31, 2002.

  At June 30, 2003, there were 185,447,050 shares of Loews common stock outstanding and 39,910,000 shares of Carolina Group stock outstanding. Depending on market conditions, the Company from time to time purchases shares of its, and its subsidiaries', outstanding common stock in the open market or otherwise.

  In February 2002 the Company created a class of common stock, called Carolina Group stock, a tracking stock intended to reflect the economic performance of a group of the Company's assets and liabilities, called the Carolina Group, principally consisting of the Company's subsidiary Lorillard, Inc. In an initial public offering, the Company issued shares of Carolina Group Stock representing an interest in the economic performance of the Carolina Group. Loews common stock represents the economic performance of the Company's remaining assets, including the interest in the Carolina Group not represented by Carolina Group Stock. At June 30, 2003, the outstanding Carolina Group stock represents a 23.01% economic interest in the economic performance of the Carolina Group.

  A conference call to discuss the second quarter results of Loews Corporation has been scheduled for 9:00 a.m. EDT, Thursday, August 7, 2003. A live broadcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (877) 692-2592. An online replay will be available at the Company's website for one week following the call.

  A conference call to discuss the second quarter results of CNA has been scheduled for 8:00 a.m. EDT, Thursday, August 7, 2003. A live broadcast of the call will be available online at the CNA website (http://investors.cna.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (888) 203-1112, passcode 160543. An online replay will be available at CNA's website until the date of the next conference call.

FORWARD-LOOKING STATEMENTS

  Statements contained in this press release which are not historical facts are "forward-looking statements" within the meaning of the federal securities laws. When included in this press release, the words "believes," "expects," "plans," "intends," "anticipates," "estimates," "should," and similar expressions, and other statements concerning the Company's future plans, objectives, and expected performance are intended to identify forward-looking statements. Forward-looking statements contained in this release include statements regarding the insurance business of the Company's CNA subsidiary, including the insurance reserve reviews being conducted by CNA and an independent actuarial firm, the ongoing state regulatory exams of CNA's primary insurance company subsidiaries, and CNA's responses to the results of those reviews and exams. These matters are highly complex and their outcome is inherently uncertain. Therefore, forward-looking statements in this release regarding these matters are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company and CNA.

  A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company's overall business and financial performance can be found in the Company's reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company's website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements.

  These forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Financial Review

                                                                     June 30,
                                                    --------------------------------------------
                                                        Three Months           Six Months
                                                    --------------------------------------------
                                                       2003      2002(h)      2003      2002(h)
                                                    --------------------------------------------
                                                    (Amounts in millions, except per share data)

Revenues:
  Insurance premiums and net investment income (a)  $3,060.1    $3,170.2    $5,801.3   $6,492.9
  Manufactured products (b)                            814.3     1,068.0     1,698.3    2,072.8
  Other (c)                                            375.9       413.3       699.9      878.1
                                                    --------------------------------------------
        Total                                        4,250.3     4,651.5     8,199.5    9,443.8
                                                    ============================================

Expenses:
  Insurance claims & policyholders' benefits         2,066.9     2,382.2     3,936.7    4,692.3
  Cost of manufactured products sold (b)               475.7       600.5       956.9    1,208.2
  Other (d)                                          1,405.3     1,333.1     2,721.6    2,725.0
                                                    --------------------------------------------
        Total                                        3,947.9     4,315.8     7,615.2    8,625.5
                                                    --------------------------------------------

                                                       302.4       335.7       584.3      818.3
                                                    --------------------------------------------

  Income tax expense                                    87.9       122.6       180.8      293.8
  Minority interest                                     (0.3)       14.3        (1.3)      42.3
                                                    --------------------------------------------
        Total                                           87.6       136.9       179.5      336.1
                                                    --------------------------------------------

Income from continuing operations                      214.8       198.8       404.8      482.2
Discontinued operations-net                                                               (31.0)
Cumulative effect of change in accounting
  principles-net (e)                                                                      (39.6)
                                                    --------------------------------------------
Net income                                          $  214.8    $  198.8    $  404.8    $ 411.6
                                                    ============================================

Net income attributable to:
  Loews common stock:
    Income from continuing operations               $  189.8    $ 157.4     $  351.2    $ 422.8
    Discontinued operations-net                                                           (31.0)
    Cumulative effect of change in accounting
      principles-net (e)                                                                  (39.6)
                                                    --------------------------------------------
  Loews common stock                                   189.8      157.4        351.2      352.2
  Carolina Group stock (f)                              25.0       41.4         53.6       59.4
                                                    --------------------------------------------
                                                    $  214.8    $ 198.8     $  404.8    $ 411.6
                                                    ============================================

Income per share of Loews common stock (g):
  Income from continuing operations                 $   1.02    $  0.84     $   1.89    $  2.23
  Discontinued operations-net                                                             (0.16)
  Cumulative effect of changes in accounting
   principles-net (e)                                                                     (0.21)
                                                    --------------------------------------------
  Net income                                        $   1.02    $  0.84     $   1.89    $  1.86
                                                    ============================================

Net income per share of Carolina Group stock (g)    $   0.63    $  1.03     $   1.34    $  1.48
                                                    ============================================

Weighted number of shares outstanding:
  Loews common stock                                  185.45     188.19       185.45     189.63
  Carolina Group stock                                 39.91      40.25        39.91      40.25

(a) Includes investment gains (losses) of $419.3, $(195.0), $323.7 and $(171.5) for the respective periods.
(b) Includes excise taxes of $163.4, $176.1, $320.3 and $356.5 paid on sales of manufactured products for the respective periods.
(c) Revenue for 2002 has been restated for comparative purposes to reflect the adoption of new accounting principles related to reimbursements received by Diamond Offshore for "Out-of-Pocket" expenses incurred.
(d) Includes a $26.0 charge in the three and six months ended June 30, 2003 ($16.8 after taxes) to settle litigation with tobacco growers and a $28.0 charge in the six months ended June 30, 2003 ($17.1 after taxes) to resolve indemnification claims and trademark matters in connection with the 1977 sale by Lorillard of its international business.
(e) Adoption of SFAS No. 142, accounting for goodwill and other intangible assets at the CNA subsidiary.
(f) Represents 23.01% and 23.17% of the economic interest in the Carolina Group for 2003 and 2002.
(g) Earnings per common share-assuming dilution is not presented because securities that could potentially dilute basic earnings per common share in the future would have been insignificant or antidilutive for the periods presented.
(h) Restated to reflect an adjustment to the Company's historical accounting for CNA's investment in life settlement contracts and the related revenue recognition.

Loews Corporation and Subsidiaries
Additional Financial Information

                                                                      June 30,
                                                     -------------------------------------------
                                                         Three Months           Six Months
                                                     -------------------------------------------
                                                        2003      2002(f)      2003      2002(f)
                                                     -------------------------------------------
                                                                     (In millions)

Revenues:
  CNA Financial                                      $2,719.6    $3,474.6   $5,641.2   $6,919.3
  Lorillard (a)                                         791.5     1,037.9    1,643.4    2,022.2
  Loews Hotels                                           85.4        82.0      161.8      159.2
  Diamond Offshore (b)                                  167.9       195.8      319.9      407.7
  Texas Gas                                              23.1                   23.1
  Bulova                                                 33.7        41.4       74.8       74.1
  Investment income-net and other (c)                     9.8        14.8       11.6       32.8
                                                     -------------------------------------------
                                                      3,831.0     4,846.5    7,875.8    9,615.3
                                                     -------------------------------------------
  Investment gains (losses):
    CNA Financial                                       388.7      (162.3)     312.6     (161.3)
    Corporate and other                                  30.6       (32.7)      11.1      (10.2)
                                                     -------------------------------------------
                                                        419.3      (195.0)     323.7     (171.5)
                                                     -------------------------------------------
        Total                                        $4,250.3    $4,651.5   $8,199.5   $9,443.8
                                                     ===========================================

Income Before Taxes:
  CNA Financial                                      $ (297.1)   $  205.0   $ (113.0)  $  376.6
  Lorillard (d)                                         177.7       271.1      381.6      514.8
  Loews Hotels                                            9.0        10.3       17.0       19.8
  Diamond Offshore                                      (18.9)        8.6      (47.7)      36.3
  Texas Gas                                               2.6                    2.6
  Bulova                                                  2.9         4.6        7.2        7.6
  Investment income-net and other (c)                   (31.9)      (35.7)     (73.0)     (60.9)
                                                     -------------------------------------------
                                                       (155.7)      463.9      174.7      894.2
                                                     ===========================================

  Investment gains (losses):
    CNA Financial                                       388.7      (162.3)     312.6     (161.3)
    Corporate and other                                  30.8       (34.5)      11.6      (12.5)
                                                     -------------------------------------------
                                                        419.5      (196.8)     324.2     (173.8)
                                                     ===========================================

  Loews common stock                                    263.8       267.1      498.9      720.4
  Carolina Group stock (e)                               38.6        68.6       85.4       97.9
                                                     -------------------------------------------
        Total                                        $  302.4   $   335.7   $  584.3   $  818.3
                                                     ===========================================

Net Income:
  CNA Financial                                      $ (156.1)  $   124.7   $  (32.7)  $  225.6
  Lorillard (d)                                         114.5       163.7      239.3      312.7
  Loews Hotels                                            5.7         6.7       10.8       12.7
  Diamond Offshore                                       (9.3)        1.7      (21.4)      10.4
  Texas Gas                                               1.6                    1.6
  Bulova                                                  1.9         2.6        4.9        4.2
  Investment income-net and other (c)                   (19.5)      (22.9)     (45.7)     (39.2)
                                                     -------------------------------------------
                                                        (61.2)      276.5      156.8      526.4
                                                     ===========================================

  Investment gains (losses):
    CNA Financial                                       230.4       (93.9)     186.5      (91.7)
    Corporate and other                                  20.6       (25.2)       7.9      (11.9)
                                                     -------------------------------------------
                                                        251.0      (119.1)     194.4     (103.6)
                                                     ===========================================
  Income from continuing operations                     189.8       157.4      351.2      422.8
  Discontinued operations-net                                                             (31.0)
  Cumulative effect of changes in accounting
    principles-net                                                                        (39.6)
                                                     -------------------------------------------
  Loews common stock                                    189.8       157.4      351.2      352.2
  Carolina Group stock (e)                               25.0        41.4       53.6       59.4
                                                     -------------------------------------------
        Total                                        $  214.8   $   198.8   $  404.8   $  411.6
                                                     ===========================================

(a) Includes excise taxes of $163.4, $176.1, $320.3 and $356.5 paid on sales of manufactured products for the respective periods.
(b) Revenue for 2002 has been restated for comparative purposes to reflect the adoption of new accounting principles related to reimbursements received by Diamond Offshore for "Out-of-Pocket" expenses incurred.
(c) Consists primarily of corporate investment income, interest expenses and other unallocated expenses.
(d) Represents the Loews Group's intergroup interest in the earnings of the Carolina Group.
(e) Represents 23.01% and 23.17% of the economic interest in the Carolina Group for 2003 and 2002.
(f) Restated to reflect an adjustment to the Company's historical accounting for CNA's investment in life settlement contracts and the related revenue recognition.